Exhibit 10.1

2015 Payable in Shares

US

ARMSTRONG WORLD INDUSTRIES, INC.

2011 LONG-TERM INCENTIVE PLAN

TIME-BASED RESTRICTED STOCK UNIT GRANT

TERMS AND CONDITIONS

1. Grant.

(a) Subject to the terms set forth below, Armstrong World Industries, Inc. (the “Company”) has granted to the designated employee (the “Grantee”) an award of time-based restricted stock units (the “Time-Based Units”) as specified in the 2015 Long-Term Time-Based Restricted Stock Unit Grant letter to which these Grant Conditions relate (the “Grant Letter”). The “Date of Grant” is %%OPTION_DATE,’Month DD, YYYY’%-%. The Time-Based Units are Stock Units with respect to common stock of the Company (“Company Stock”).

(b) The Time-Based Units shall be vested and payable in accordance with the schedule set forth below, if and to the extent the terms of the Grant Letter and these Grant Conditions are met.

(c) These Terms and Conditions (the “Grant Conditions”) are part of the Grant Letter. This grant is made under the Armstrong World Industries, Inc. 2011 Long-Term Incentive Plan (the “Plan”). Any terms not defined herein shall have the meanings set forth in the Plan.

2. Vesting.

(a) Except as provided in Sections 3 and 4 below, the Time-Based Units shall vest on the following dates, if the Grantee continues to be employed by the Company or its subsidiaries or affiliates (collectively, the “Employer”) on the applicable dates below (each individually, a “Vesting Date”):

Vesting Date	Time-Based Units Vesting
%%VEST_DATE_PERIOD1,’Month DD, YYYY’%-% (the “First Vesting Date”)	33.33%
%%VEST_DATE_PERIOD2,’Month DD, YYYY’%-% (the “Second Vesting Date”)	33.33%
%%VEST_DATE_PERIOD3,’Month DD, YYYY’%-% (the “Third Vesting Date”)	33.34%

(b) The vesting of the Time-Based Units is cumulative, but shall not exceed 100% of the Time-Based Units. If the foregoing schedule would produce fractional units, the number of Time-Based Units vesting shall be rounded up to the nearest whole unit, but not in excess of 100% of the Time-Based Units.

3. Termination of Employment.

(a) Except as described below, if the Grantee ceases to be employed by the Employer for any reason prior to the Third Vesting Date, the unvested Time-Based Units shall be forfeited as of the termination date and shall cease to be outstanding.

(b) Subject to Section 4 below, if, prior to the Third Vesting Date, the Grantee ceases to be employed by the Employer (x) on account of death or Long-Term Disability (as defined below), or (y) after ten months following the Date of Grant, on account of “55 / 5” Rule Termination (as defined below) or Involuntary Termination (as defined below) (each, a “Qualifying Termination”), the Grantee shall vest in a pro-rated portion of the outstanding Time-Based Units in accordance with this Section 3(b):

(i) If the Grantee’s Qualifying Termination occurs prior to the First Vesting Date, the Grantee shall vest in a pro rata portion of the Time-Based Units, as follows: (A) the number of Time-Based Units that would have vested on the First Vesting Date had the Grantee been employed by the Employer on the First Vesting Date, multiplied by a fraction, the numerator of which is the number of calendar months that elapsed during the period from the Date of Grant through the Qualifying Termination date, and the denominator of which is 12, plus (B) the number of Time-Based Units that would have vested on the Second Vesting Date had the Grantee been employed by the Employer on the Second Vesting Date multiplied by a fraction, the numerator of which is the number of calendar months that elapsed during the period from the Date of Grant through the Qualifying Termination date, and the denominator of which is 24, plus (C) the number of Time-Based Units that would have vested on the Third Vesting Date had the Grantee been employed by the Employer on the Third Vesting Date multiplied by a fraction, the numerator of which is the number of calendar months that elapsed from the Date of Grant through the Qualifying Termination date, and the denominator of which is 36, rounded up to the nearest whole unit.

(ii) If the Grantee’s Qualifying Termination occurs on or after the First Vesting Date and before the Second Vesting Date, the Grantee shall vest in the Time-Based Units as follows: (A) the number of Time-Based Units that would have vested on the Second Vesting Date had the Grantee been employed by the Employer on the Second Vesting Date multiplied by a fraction, the number of calendar months that elapsed from the Date of Grant through the Qualifying Termination date, and the denominator of which is 24, plus (B) the number of Time-Based Units that would have vested on the Third Vesting Date had the Grantee been employed by the Employer on the Third Vesting Date multiplied by a fraction, the numerator of which is the number of calendar months that elapsed from the Date of Grant through the Qualifying Termination date, and the denominator of which is 36, rounded up to the nearest whole unit.

(iii) If the Grantee’s Qualifying Termination occurs on or after the Second Vesting Date and before the Third Vesting Date, the Grantee shall vest in the number of Time-Based Units that would have vested on the Third Vesting Date had the Grantee been employed by the Employer on the Third Vesting Date multiplied by a fraction, the numerator of which is the number of calendar months that elapsed from the Date of Grant through the Qualifying Termination date, and the denominator of which is 36, rounded up to the nearest whole unit.

(c) For purposes of the calculations in Section 3(b), the number of calendar months during the period from the Date of Grant through the Qualifying Termination date will be calculated as the number of calendar months in the period starting with (i) the first calendar month following the month in which the Date of Grant occurs through (ii) the calendar month in which the Qualifying Termination date occurs, with such final calendar month counting as a full month. The pro-rated Time-Based Units shall be paid within 60 days after the Grantee’s termination date, as described in Section 6. The unvested Time-Based Units, if any, shall be forfeited as of the termination date and shall cease to be outstanding.

(d) If the Grantee ceases to be employed by the Employer on account of Cause (as defined below), any unpaid Time-Based Units (vested or unvested) shall be forfeited as of the termination date and shall cease to be outstanding.

4. Change in Control Involuntary Termination. Subject to Section 14 of the Plan, and notwithstanding Section 3 above, if the Grantee has an Involuntary Termination upon or within two years after a Change in Control, and prior to the Third Vesting Date, the Grantee’s outstanding Time-Based Units shall become fully vested and shall be paid within 60 days after such Involuntary Termination, as described in Section 6. Notwithstanding the foregoing provisions of this Section 4, if the Grantee has a change in control agreement in effect with the Company, the terms of the change in control agreement and not the foregoing sentence shall govern the vesting and payment of the Time-Based Units in the event of termination of employment upon, after or in connection with a Change in Control, to the extent that such change in control agreement conflicts with the terms of these Grant Conditions.

5. Definitions. For purposes of these Grant Conditions and the Grant Letter:

(a) “‘55 / 5’ Rule Termination” shall mean the Grantee’s termination of employment other than for Cause after the Grantee has attained age 55 and has completed five years of service with the Employer.

(b) “Cause” shall mean any of the following, as determined in the sole discretion of the Employer: (i) commission of a felony or a crime involving moral turpitude; (ii) fraud, dishonesty, misrepresentation, theft or misappropriation of funds with respect to the Employer; (iii) violation of the Employer’s Code of Conduct or employment policies, as in effect from time to time; (iv) breach of any written noncompetition, confidentiality or nonsolicitation covenant of the Grantee with respect to the Employer; or (v) gross negligence or misconduct in the performance of the Grantee’s duties with the Employer.

(c) “Involuntary Termination” shall mean the Employer’s termination of the Grantee’s employment other than for Cause.

(d) “Long-Term Disability” shall mean the Grantee is receiving long-term disability benefits under the Employer’s long-term disability plan.

6. Payment. When Time-Based Units vest, shares of Company Stock equal to the number of vested Time-Based Units shall be issued to the Grantee within 60 days after the applicable vesting date, subject to applicable tax withholding and subject to any six-month delay required under section 409A of the Internal Revenue Code, if applicable, and as described in Section 20(h) of the Plan. Any fractional shares will be rounded up to the nearest whole share.

7. Dividend Equivalents. Dividend Equivalents shall accrue with respect to Time-Based Units and shall be payable subject to the same vesting terms and other conditions as the Time-Based Units to which they relate. Dividend Equivalents shall be credited on the Time-Based Units when dividends are declared on shares of Company Stock from the Date of Grant until the payment date for the vested Time-Based Units. The Company will keep records of Dividend Equivalents in a non-interest bearing cash account for the Grantee. No interest will be credited to any such account. Vested Dividend Equivalents shall be paid in cash at the same time and subject to the same terms as the underlying vested Time-Based Units. If and to the extent that the underlying Time-Based Units are forfeited, all related Dividend Equivalents shall also be forfeited.

8. Delivery of Shares. The Company’s obligation to deliver shares upon the vesting of the Time-Based Units shall be subject to applicable laws, rules and regulations and also to such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.

9. No Shareholder Rights. No shares of Company Stock shall be issued to the Grantee on the Date of Grant, and the Grantee shall not be, nor have any of the rights or privileges of, a shareholder of the Company with respect to any Time-Based Units.

10. No Right to Continued Employment. The grant of Time-Based Units shall not confer upon the Grantee any right to continued employment with the Employer or interfere with the right of the Employer to terminate the Grantee’s employment at any time.

11. Incorporation of Plan by Reference. The Grant Letter and these Grant Conditions are made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Management Development and Compensation Committee (the “Committee”) shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Time-Based Units constitutes the Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, the Grant Letter, these Grant Conditions, and the Time-Based Units shall be final and binding on the Grantee and any other person claiming an interest in the Time-Based Units.

12. Withholding Taxes. The Employer shall have the right to deduct from all payments made hereunder and from other compensation an amount equal to the federal (including FICA), state, local and foreign taxes required by law to be withheld with respect to the Time-Based Units. The Employer will withhold shares of Company Stock payable hereunder to satisfy the tax withholding obligation on amounts payable in shares, unless the Grantee provides a payment to the Employer to cover such taxes, in accordance with procedures established by the Committee. The share withholding amount shall not exceed the Grantee’s minimum applicable withholding tax amount.

13. Company Policies. All amounts payable under the Grant Letter and these Grant Conditions shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company’s Board of Directors from time to time.

14. Assignment. The Grant Letter and these Grant Conditions shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Time-Based Units, except to a successor grantee in the event of the Grantee’s death.

15. Section 409A. The Grant Letter and these Grant Conditions are intended to comply with section 409A of the Code or an exemption, consistent with Section 20(h) of the Plan. In furtherance of the foregoing, if the Time-Based Units or related Dividend Equivalents constitute “nonqualified deferred compensation” within the meaning of section 409A of the Code, vested Time-Based Units and related Dividend Equivalents shall be settled on the earliest date that would be permitted under section 409A of the Code without incurring penalty or accelerated taxes thereunder.

16. Successors. The provisions of the Grant Letter and these Grant Conditions shall extend to any business that becomes a successor to the Company or its subsidiaries or affiliates on account of a merger, consolidation, sale of assets, spinoff or similar transaction with respect to any business of the Company or its subsidiaries or affiliates with which the Grantee is employed, and if this grant continues in effect after such corporate event, references to the “Company or its subsidiaries or affiliates” or the “Employer” in the Grant Letter and these Grant Conditions shall include the successor business and its affiliates, as appropriate. In that event, the Company may make such modifications to the Grant Letter and these Grant Conditions as it deems appropriate to reflect the corporate event.

17. Governing Law. The validity, construction, interpretation and effect of the Grant Letter and these Grant Conditions shall be governed by, and determined in accordance with, the applicable laws of the Commonwealth of Pennsylvania, excluding any conflicts or choice of law rule or principle.

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